Exhibit 99.2

FOR IMMEDIATE RELEASE January 18, 2007	CONTACT:	Lucera Blount Parker (919) 687-7802 (919) 687-7821 fax lucera.parker@mfbonline.com

M&F BANCORP, M&F BANK NAME CONSOLIDATED’S SAUNDERS AS NEXT CEO

Durham, NC – January 18, 2006 – M&F Bancorp, Inc. and Mechanics and Farmers Bank (“M&F Bank”) today announced that their Boards of Directors have selected Kim D. Saunders as President and Chief Executive Officer for the bank holding company and its wholly-owned subsidiary, effective February 26, 2007.

Saunders is currently president and CEO of Consolidated Bank & Trust Company of Richmond, VA. Saunders will be M&F Bank’s second female chief executive, a distinction she now holds at Consolidated. Since joining Consolidated in 2003, Saunders is credited with leading the bank through significant difficulty and transition, including its highly publicized regulatory difficulties. Under Saunders’ leadership, Consolidated regained status as a profitable institution for the first time in six years.

Saunders has an extensive background in business lending, credit administration, asset management, and economic development. She believes fervently in the role of community banks, and is particularly appreciative of M&F Bank’s long history of serving North Carolina. Saunders received a B.S. in Economics from the Wharton School of Finance and Commerce at the University of Pennsylvania.

“Kim Saunders has an impressive track record that reflects her commitment to the same principles on which this company is based. She’s attuned to the unique challenges and opportunities we face, and eminently well qualified to help us meet them. We are very pleased to have her join our team,” said Maceo K. Sloan, Chairman of M&F Bancorp, Inc.

Current Chief Executive Ronald Wiley tendered his resignation to pursue other opportunities. M&F Bank Board Chairman James A. Stewart said, “We’re extremely appreciative of what Ron has helped us accomplish, including unprecedented earnings, greatly improved asset quality, and an overall forward momentum, all of which have positioned us very favorably for future growth and profitability.”

M&F Bank, a state-chartered commercial bank, was founded in 1907 and has operated continuously and profitably since opening in 1908. The Bank’s mission is to meet the financial services needs of the communities it serves, promote personal and community development, and to provide quality service to all while continuing its tradition of serving those who historically have been underserved. M&F Bank is the wholly owned subsidiary of M&F Bancorp, Inc. (the Company), a one-bank holding company headquartered in Durham, NC, with assets of approximately $248 million as of September 30, 2006. The Company’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP” or “MFBP.OB” For additional information contact M&F Bank Corporate Center, 2634 Durham Chapel Hill Blvd., Durham, NC at 919.687.7800, or visit www.mfbonline.com.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. and Mechanics and Farmers Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and the Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor the Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in M&F Bancorp, Inc.’s filings with the Securities and Exchange Commission, which are available at www.sec.gov or www.mfbonline.com.

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